Exhibit 10.15

Squarespace, Inc.

Performance Restricted Stock Unit Grant Notice
(2017 Equity Incentive Plan)

Squarespace, Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Performance Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“PRSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Performance Restricted Stock Unit Grant Notice”), and in the Plan and the Performance Restricted Stock Unit Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in this Performance Restricted Stock Unit Grant Notice or the Award Agreement and the Plan, the terms of the Plan shall control.

Participant:	Anthony Casalena
Date of Grant:	April 15, 2021
Total Number of PRSUs Granted:	2,750,000

Vesting Criteria:

The PRSUs will vest (if at all) based upon the achievement of the applicable service-based and performance-based conditions set forth in the Award Agreement (including Exhibit A attached thereto). The actual number of PRSUs that vest, if any, may be lower than the Total Number of PRSUs Granted set forth above depending on the extent to which the applicable vesting criteria are satisfied.

Issuance Schedule:

Subject to any Capitalization Adjustment, one share of Common Stock (or its cash equivalent, at the discretion of the Company) will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Performance Restricted Stock Unit Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Performance Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of the Award, with the exception of any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting the Award, Participant acknowledges having received and read this Performance Restricted Stock Unit Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive the Plan and other related documents by electronic delivery and to participate in the Plan through an on-line or electronic system maintained by the Company or a third-party designated by the Company.

Squarespace, Inc.		Participant

By:	/s/ Jonathan Klein	/s/ Anthony Casalena
Signature		Signature

Title:	Squarespace, Inc. Board of Directors	Date:	April 15, 2021

Date:	April 15, 2021

Attachments:	Award Agreement and Vesting Exhibit

Attachment I

Squarespace, Inc.

2017 Equity Incentive Plan
Performance Restricted Stock Unit Award Agreement

Pursuant to the Performance Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Performance Restricted Stock Unit Award Agreement and Exhibit A hereto (the “Agreement”), Squarespace, Inc. (the “Company”) has awarded you (“Participant”) a Performance Restricted Stock Unit Award (the “Award”) pursuant to the Company’s 2017 Equity Incentive Plan (as amended from time to time, the “Plan”) for the total number of PRSUs indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.           Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Common Stock for each PRSU that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of shares of Common Stock subject to the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of Common Stock in connection with the vesting of the Restricted Stock Units, and, to the extent applicable, references in this Agreement and the Grant Notice to Common Stock issuable in connection with your Restricted Stock Units will include the potential issuance of its cash equivalent pursuant to such right. This Award was granted in consideration of your services to the Company.

2.           Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule set forth on Exhibit A hereto.

3.           Number of Shares. The number of PRSUs subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional PRSUs, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PRSUs and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4.           Securities Law Compliance. You may not be issued any Common Stock under the Award unless the shares of Common Stock underlying the PRSUs are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.           Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award. For example, you may not use shares that may be issued in respect of your PRSUs as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested PRSUs. Notwithstanding the foregoing, your Award is transferable by will and by the laws of descent and distribution.

6.           Date of Issuance. Any shares of Common Stock in respect of the PRSUs that become vested in accordance with this Agreement and Exhibit A hereto will be delivered to you on or as soon as practicable after the date on which such shares become vested, but in no event later than March 15 of the year following the year in which such vesting occurs. The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7.           Dividends. You shall receive no benefit or adjustment to the PRSUs with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are issued to you following vesting of the PRSUs in accordance with Section 6.

8.           Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

9.           Award Not a Service Contract.

(a)          Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)          By accepting this Award, you acknowledge and agree that you continue as an employee, director or consultant at the will of the Company and its Affiliates, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.

10.        Withholding Obligation.

(a)          The Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to this Award by any of the following means or by a combination of such means (the “Withholding Obligation”): (i) causing you to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award; provided, that the number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding in such amount that will not cause adverse accounting consequences for the Company and its Affiliates and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to you; and/or (v) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock or any other consideration pursuant to this Award.

(b)            In the event it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

11.        Tax Consequences. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

12.        Unsecured Obligation. Your Award is unfunded and you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain all applicable rights as a stockholder of the Company with respect to such shares. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

13.        Notice. All notices, requests, demands, claims and other communications with respect to this Award shall be in writing (including electronically) and shall be deemed given if delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery or email transmission, to the following address (or to such other addresses which the Company shall designate in writing to you from time to time):

Squarespace, Inc.

225 Varick Street, 12th Floor

New York, NY 10014

Attention: Legal Department

Email: legal@squarespace.com

14.         Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

15.        Miscellaneous.

(a)          The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)          You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)         You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)         This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)         All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16.        Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law, in each case whether implemented before, on or after the Date of Grant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

17.        Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

18.        Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.        Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

20.        Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

21.        Compliance with Section 409A of the Code. This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A- 1(b)(4) and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award or any other compensation or benefit you receive is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then, to the extent necessary to avoid accelerated taxation or any tax penalties, the issuance of any shares or the payment of any such compensation or benefit that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

* * * * *

This Performance Restricted Stock Unit Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Performance Restricted Stock Unit Grant Notice to which it is attached.

EXHIBIT A

VESTING CRITERIA

1.          Defined Terms. Capitalized terms not explicitly defined in this Exhibit A shall have the meanings set forth in the Plan, the Grant Notice or the Award Agreement, as applicable.

2.          Performance Criteria.

(a)          The PRSUs will become eligible to vest subject to the achievement of the applicable Common Stock Price Targets set forth in the following table during the period (i) beginning on the date immediately preceding the date upon which the registration statement on Form S-1 filed by the Company is declared effective by the U.S. Securities and Exchange Commission and (ii) ending on the fifth (5th) anniversary of the Date of Grant (the “Performance Period”). Each PRSU that becomes eligible to vest in accordance with this Section 2 is referred to as a “Performance-Vested PRSU”.

Common Stock Price Target	Number of PRSUs That Are Performance-Vested PRSUs
$105.00	275,000
$140.00	550,000
$175.00	825,000
$210.00	1,100,000
$245.00	1,375,000
$280.00	1,650,000
$315.00	1,925,000
$350.00	2,200,000
$385.00	2,475,000
$420.00	2,750,000

(b)          For purposes of this Section 2, a Common Stock Price Target will be deemed to be achieved on the date that the average closing price of a share of Common Stock as quoted on the New York Stock Exchange (or such other exchange on which the Common Stock is listed if not listed on the New York Stock Exchange) during the trading days contained within any consecutive 30 calendar day period prior to the end of the Performance Period (the “Average Closing Price”) equals or exceeds the applicable Common Stock Price Target.

(c)          If the Average Closing Price does not equal or exceed $105.00 at any time prior to the end of the Performance Period, then none of the PRSUs will become eligible to vest and the PRSUs will be forfeited in their entirety as of the end of the Performance Period without any payment or other consideration to Participant in respect thereof.

(d)          Except as otherwise set forth in this Exhibit A, the PRSUs will only become eligible to vest if the applicable Common Stock Price Target has been achieved and no linear interpolation will be applied for achievement of Common Stock Price Targets between the amounts listed in the table above.

3.          Service Criteria; Vested PRSUs.

(a)          On each of the first four anniversaries of the Date of Grant (each, a “Service Vesting Date”), subject to Participant’s continued employment by the Company, except as otherwise provided in Section 4 or 5 hereof, Participant will satisfy the service-based vesting condition with respect to twenty-five percent (25%) of the PRSUs subject to this Award. The PRSUs that become vested as of each Service Vesting Date are referred to as “Service-Vested PRSUs”. PRSUs that are both Performance-Vested PRSUs and Service Vested PRSUs are referred to as “Vested PRSUs”.

(b)          Any PRSUs that are not Performance-Vested PRSUs as of the last Service Vesting Date will become Vested PRSUs on the date prior to the end of the Performance Period that the applicable Common Stock Price Target is achieved, subject to Participant’s continued employment by the Company on the date the Common Stock Price Target is achieved. Any PRSUs that are not Performance-Vested PRSUs prior to the expiration of the Performance Period will immediately be forfeited as of the date immediately following the expiration of the Performance Period without any payment or other consideration to Participant in respect thereof.

4.           Termination of Employment.

(a)          If Participant’s employment is terminated while any PRSUs are outstanding by the Company for Cause, then all PRSUs (whether Performance-Vested PRSUs or Service-Vested PRSUs) that are then outstanding will immediately be forfeited without any payment or other consideration to Participant in respect thereof.

(b)          If Participant’s employment is terminated while any PRSUs are outstanding by Participant without Good Reason, then all PRSUs that are then not Vested PRSUs will be immediately forfeited without any payment or other consideration to Participant in respect therefor.

(c)          If Participant’s employment terminates while any PRSUs are outstanding as a result of Participant’s death or Disability, then (i) all outstanding Performance-Vested PRSUs will immediately become Vested PRSUs and (ii) all other outstanding PRSUs that are not Performance-Vested PRSUs will immediately be forfeited without any payment or other consideration to Participant in respect thereof.

(d)          If Participant’s employment is terminated while any PRSUs are outstanding either by the Company without Cause or by Participant with Good Reason, then (i) any then-outstanding Performance-Vested PRSUs will immediately become Vested PRSUs and (ii) all other outstanding PRSUs that are not Performance-Vested PRSUs will immediately be forfeited without any payment or other consideration to Participant in respect thereof.

(e)          For purposes of this Exhibit A, the following terms have the respective meanings set forth below:

(i)           “Cause” means (a) Participant’s unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) Participant’s material breach of any written agreement between Participant and the Company, including, without limitation, the material breach of any applicable non-competition or non-solicitation obligations; (c) Participant’s failure to comply with the Company's material written policies or rules, which failure causes material harm to the Company; (d) Participant’s conviction of, or plea of "guilty" or "no contest" to, a felony or any crime involving fraud, dishonesty, misappropriation or moral turpitude under the laws of the United States, any State or other jurisdiction; (e) Participant’s willful and continued failure to substantially perform Participant’s material duties to the Company; or (f) Participant’s gross negligence or willful misconduct, in either case which causes material harm to the Company. In order for the termination of Participant’s employment to constitute a termination for "Cause" pursuant to clause (b) and/or clause (e), the Company must first provide Participant with written notice of the acts or omissions constituting the grounds for "Cause" and allow Participant 30 days in which to cure such condition, and only if such condition has not been cured after the conclusion of such 30-day period shall Cause be deemed to have occurred.

(ii)          “Disability” means Participant’s inability to perform the essential functions of Participant’s position, even with reasonable accommodation, as a result of a determinable physical or mental impairment that has or could reasonably be expected to result in death or to last for at least 90 consecutive days or for at least 120 non-consecutive days in any one-year period.

(iii)          “Good Reason” means the occurrence of one of the following without Participant’s express written consent: (a) a material reduction in Participant’s duties (including responsibilities and/or authorities), provided, however, that such a change (including a change in title) shall not be deemed a "material reduction" in and of itself unless Participant’s new duties are materially reduced from the prior duties; or (b) a change in the geographic location at which Participant must perform services to a facility or location of 35 miles or more from Participant’s then current office location.  Good Reason shall not exist unless Participant (i) provides written notice to the Board of the purported grounds for the Good Reason within 90 days of its initial existence, (ii) the Company fails to materially cure the condition within 30 days following the date of the Company's receipt of such written notice and (iii) Participant terminates employment with 10 days after the expiration of the cure period.

5.          Change in Control.

(a)          If a Change in Control occurs while any PRSUs are outstanding, then the per-share value of a share of Common Stock as of the consummation of such Change in Control, as set forth in the applicable transaction document or as otherwise determined by the Board in good faith if not set forth therein (as applicable, the “Per Share Price”) shall be used to determine the achievement of the Common Stock Price Targets; provided, that, linear interpolation will be applied if the Per Share Price is between the Common Stock Price targets listed in Section 2(a).

(b)          Any PRSUs that were Performance-Vested PRSUs immediately prior to the Change in Control, and any PRSUs that become Performance-Vested PRSUs as a result of the Change in Control, shall remain subject to the service vesting criteria set forth in Section 3; provided, that, any such Performance-Vested PRSUs shall become Vested PRSUs on or after the consummation of a Change in Control either (i) due to Participant’s death or Disability, (ii) by the Company without Cause or (iii) by Participant for Good Reason. Upon a Change in Control, all PRSUs that have not become Performance-Vested PRSUs will immediately be forfeited without any payment or other consideration to Participant in respect thereof.

[End of Exhibit A]